Exhibit 99.1

Canterbury Park Holding Corporation Reports Financial Results for the Third Quarter and First Nine Months of 2010

SHAKOPEE, Minn.--(BUSINESS WIRE)--November 12, 2010--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced results for the third quarter and nine months ended September 30, 2010.

Canterbury Park Holding Corporation (the “Company”) reported a net loss of $132,875 on revenues of $12,011,366 for the three months ended September 30, 2010, compared to net income of $16,395 on revenues of $12,159,221 for the same period in 2009. For the nine months ended September 30, 2010, the net loss was $1,153,485 on revenues of $31,253,858 compared to net income of $160,070 on revenues of $31,545,334 for the same nine-month period in 2009. The loss for the nine month period was largely attributable to a one-time, first quarter charge of $909,540 related to the disposal of assets in connection with the renovation of our Card Casino. The diluted loss per share for the 2010 third quarter was $.03 compared to diluted earnings per share of $.00 for the third quarter of 2009, and the diluted loss per share for the nine months ended September 30, 2010 was $.29 compared to diluted earnings per share of $.04 for the same nine month period in 2009.

The $12.0 million in net revenues earned in the 2010 third quarter represents a 1.2% decrease over net revenues in the same period in 2009. This decrease reflects a 10.1% increase in Card Casino revenues, offset by a 10.0% decrease in pari-mutuel revenues. In addition, operating expenses increased $39,384, or 0.3%, in the three months ended September 30, 2010 compared to the 2009 third quarter. Further results for the third quarter and first nine months of 2010 are presented in the accompanying table, and additional information regarding the Company’s financial results will be provided in the Company’s Form 10-Q Report that will be filed on November 15, 2010 with the Securities and Exchange Commission.

Randy Sampson, Canterbury Park’s President and Chief Executive Officer, commented: “We are encouraged by the increase in revenue from our Card Casino due largely to the extensive remodeling project we completed in April. It is especially encouraging to see this revenue increase in light of the overall decline in national gaming and entertainment business caused by a decrease in discretionary spending stemming from the Great Recession. The increase in Card Casino revenues was, however, offset by a decline in revenues from horse racing due to poor economic conditions and the continuing growth in illegal Internet wagering on horse races by Minnesota residents. While we believe our major renovation of the Card Casino was a positive step as demonstrated by the increase in our revenues, this action required the disposal and write-off of card room assets that were not fully depreciated and which had a remaining net book value of $909,540. The result is a significant negative impact on our nine month results.”

“We continue to remain optimistic about the future, particularly the opportunity to grow our table games revenue in our new Card Casino,” Sampson added. “When paired with our strong balance sheet, we believe that we are well-positioned to weather the economic downturn as we continue to search for ways to enhance revenues and reduce expenses. In particular, we believe the results of the November 2010 elections will provide an improved political environment for gaining approval of our Racino proposal. While polls have shown a large majority of Minnesotan’s support our proposal to add video gaming at Canterbury Park, our legislative efforts have been stymied in the past. However, the major shift in the make-up of the Minnesota Legislature resulting from the November 2 elections provides us with a great opportunity. As a result, we intend to vigorously advocate for Racino legislation when the Minnesota Legislature begins its next session in January 2011.”

About Canterbury Park:
Canterbury Park hosts pari-mutuel wagering and card games at its facility in Shakopee, Minnesota. Pari-mutuel wagering is offered on live thoroughbred and quarter horse races each summer, and simulcast wagering on races held at out-of-state racetracks is available year-round. Canterbury Park’s Card Casino hosts a variety of poker and casino style table games 24 hours a day. Canterbury Park also derives revenues from related services and activities, such as concessions, parking, programs, and from other entertainment events held at the facility. To learn more about Canterbury Park, visit our website at www.canterburypark.com.

Cautionary Statement:
This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	Sept. 30, 2010	Sept. 30, 2009	Sept. 30, 2010	Sept. 30, 2009

Operating Revenues, (net)	$12,011,366	$12,159,221	$31,253,858	$31,545,334

Operating Expenses	$12,159,378	$12,119,994	$32,727,104	$31,222,337

Non-Operating Income, (net)	$8,437	$11,968	$12,861	$19,773

(Loss) Income before Income Tax
Benefit (Expense)	($139,575)	$51,195	($1,460,385)	$342,770

Income Tax Benefit (Expense)	$6,700	($34,800)	$306,900	($182,700)

Net (Loss) Income	($132,875)	$16,395	($1,153,485)	$160,070

Basic Net (Loss) Income Per
Common Share	($0.03)	$0.00	($0.29)	$0.04

Diluted Net (Loss) Income Per
Common Share	($0.03)	$0.00	($0.29)	$0.04

CONTACT:
Canterbury Park Holding Corporation
Randall D. Sampson, 952-445-7223
Chief Executive Officer